Exhibit 4.68

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of July 26, 2019 in Shenzhen, China:

Party A:	Simo Music (Beijing) Co., Ltd.
Registered Address:	1st Floor, Building 195, No.1 District, Xijiao Beiwa Road, Haidian District, Beijing;
Legal Representative:	Wang Lei

Party B:	Gu Dejun, Identification No.: [ ];

Yang Qihu, Identification No.: [               ]

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.
Registered Address:	Room 201, Building A, No.1 Qianwan First Road, QianhaiShenzhen-Hongkong Cooperation Zone, Shenzhen (premise of Shenzhen Qianhai Commerce Secretariat Co., Ltd.)

Legal Representative: Wang Lei

In this Agreement, Party A, Party B, and Party C shall each be referred to as a “Party” respectively, and shall be collectively referred to as the “Parties”.

Whereas:

1.

Party B holds 100% of the equity interests of Party C. Gu Dejun holds 50% of the equity interests of Party C, representing RMB 2,500,000 in the registered capital thereof, Yang Qihu holds 50% of the equity interests of Party C, representing RMB 2,500,000 in the registered capital thereof.

2.

Party B intends to grant Party A an irrevocable, exclusive option to purchase its entire equity interest in Party C without prejudice of PRC laws, and Party A intends to accept such equity interest purchase option (defined as below).

3.

Party C intends to grant Party A an irrevocable exclusive option to purchase its entire assets without prejudice to PRC laws, and Party A intends to accept such asset purchase option (defined as below).

After mutual discussions and negotiations, the Parties have now reached the following agreement:

1.	Sale and Purchase of Equity Interest

1.1	Option Granted

Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by PRC laws and at the price described in Section 1.3 herein (the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B.  Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A.  The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts, or non-corporate organizations.

1.2	Steps for Exercise

The exercise of the Equity Interest Purchase Option by Party A shall be subject to the provisions of PRC laws and regulations. When Party A exercises the Equity Interest Purchase Option, a written notice shall be issued to Party B (the “Equity Interest Purchase Option Notice”), specifying:(a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee from Party B (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for the transfer of the Optioned Interests.

1.3	Purchase Price and Payment

Excluding that the evaluation is required by PRC laws when Party A exercises the Equity Interest Purchase Option, the purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall be the lowest price allowed by PRC law. After the tax withholding of the Equity Interest Purchase Price in accordance with PRC laws, the Equity Interest Purchase Price shall be paid by Party A to the account designated by Party B within seven (7) days from the date of formal transfer of the Optioned Interests to Party A.

1.4	Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option by Party A:

1.4.1

Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2

Party B shall obtain written statements from the other shareholders of Party C giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto;

1.4.3

Party B shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.4

The relevant Parties shall execute all other necessary contracts, agreements, or documents (including but not limited to the amendment to articles of association), obtain all necessary government licenses and permits (including but not limited to the business license), and take all necessary actions to transfer the valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests.  For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention, or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, Party B’s Equity Interest Pledge Agreement, and Party B’s Power of Attorney. “Party B’s Equity Interest Pledge Agreement” as used in this Agreement and this Section shall refer to the Interest Pledge Agreement executed by and among Party A, Party B and Party C on the date hereof and any modifications, amendments, and restatements thereto (the “Party B’s Equity Interest Pledge Agreement”). According to the Party B’s Equity Interest Pledge Agreement, Party B pledge all of their equity interest in Party C to Party A for the purpose of guaranteeing Party C’s performance of its obligations under the Exclusive Business Cooperation Agreement entered into by Party C and Party A on the date hereof (the “Exclusive Business Cooperation Agreement”). “Party B’s Voting Trust Agreement” as used in this Agreement and this Section shall refer to the Voting Trust Agreement executed by Party A, Party B and Party C on the date hereof and any modifications, amendments, and restatements thereto.

1.5	Transfer of Optioned Assets and Business

Party C hereby grants Party A an irrevocable and exclusive right of purchase, pursuant to which Party A or the Designee may, to the extent permitted by PRC laws and regulations, at Party A’s option, purchase any or all of Party C’s assets and business from Party C at any time according to the steps determined by Party A with the lowest price permitted by PRC laws. Party A or the Designee and Party C will enter into a separate asset and business transfer agreement to stipulate the terms and conditions of the asset and business transferring.

2.	Covenants

2.1	Covenants regarding Party C

Party B (as shareholders of Party C) and Party C hereby covenant on the following:

2.1.1

Without the prior written consent of Party A, they shall not in any manner supplement, change, or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners.

2.1.2

They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices and prudently and effectively operating its business and handling its affairs, and procure Party C to fulfill its obligations under the Exclusive Business Cooperation Agreement.

2.1.3

Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage, or dispose of in any manner any assets or legal or beneficial interest in the business or revenues of Party C or permit the encumbrance thereon of any security interests.

2.1.4

After the liquidation as described in Section 3.7, Party B will pay Party A the full amount of any residual value obtained by Party B or cause such payment to occur. If such payment is prohibited by PRC laws, Party B will pay such income to Party A or any party designated by Party A under the circumstances permitted by PRC laws.

2.1.5

Without the prior written consent of Party A, they shall not incur, inherit, guarantee, or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A which Party A’s written consent has been obtained.

2.1.6

They shall always operate all of Party C’s businesses within the normal business scope to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value.

2.1.7

Without the prior written consent of Party A, they shall not cause Party C to execute any material contract, except the contracts in the ordinary course of business (for the purpose of this subsection, a contract with a price exceeding RMB 100,000 shall be deemed a material contract).

2.1.8	Without the prior written consent of Party A, they shall not cause Party C to provide any person with a loan or credit or any form of guarantee.

2.1.9	Without the prior written consent of Party A, they shall not cause Party C to invest in, acquire any entity or increase or reduce the shares or equities held by Party C in any entity.

2.1.10

Without the prior written consent of Party A, they shall not change or terminate the business or change its existing business of Party C and/or any other subsidiary or branch, and shall not sell or dispose of all or most of the goodwill or assets of Party C and/or any other subsidiary or branch.

2.1.11	They shall provide Party A with information on Party C’s business operations and financial condition upon Party A’s request.

2.1.12

If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses and own similar assets in the same area.

2.1.13

Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire, or invest in any person, or procure or allow Party C to sell assets with a value more than RMB100,000.

2.1.14	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to Party C’s assets, business, or revenue.

2.1.15

To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims.

2.1.16

Without the prior written consent of Party A, they shall ensure that Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C shall immediately distribute all distributable profits to its shareholders.

2.1.17	At the request of Party A, they shall appoint any person designated by Party A as the director of Party C or remove any director of Party C designated by Party A.

2.1.18	Unless otherwise required by PRC laws, Party C shall not be dissolved or liquated without prior written consent by Party A.

2.2	Covenants of Party B

Party B hereby covenants to the following:

2.2.1

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement.

2.2.2

Party B shall not require Party C to make dividends or other forms of profit distribution in respect of the equity of Party C held by Party B, nor shall Party B refer to or endorse the resolutions of shareholders in relation thereto, nor vote for approval of such resolutions of shareholders. In any case, if Party B receives any income, profit distribution and dividend from Party C, Party B shall, within the scope permitted by PRC laws, immediately pay or transfer such profit, profit distribution and dividend to Party A or the party designated by Party A for the benefit of Party C, as the service fees payable by Party C to Party A under the Exclusive Business Cooperation Agreement.

2.2.3

Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve the sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement.

2.2.4

Party B shall cause the shareholders' meeting or the board of directors of Party C not to approve the merger or association with any person, or the acquisition or investment of any person without the prior written consent of Party A.

2.2.5

Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the equity interests in Party C held by Party B.

2.2.6

Party B shall cause the shareholders’ meeting or the board of directors of Party C to vote to approve the transfer of the Optioned Interests under this Agreement and take any and all other actions that Party A may require.

2.2.7

To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims.

2.2.8	Upon Party A’s request, Party B shall appoint any designee of Party A as the director of Party C.

2.2.9

Upon Party A’s request at any time, Party B shall immediately and unconditionally transfer its equity in Party C to the designated person of Party A in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives its right of first refusal in regards to the transfer of equity interest by any other shareholder of Party C to Party A (if any).

2.2.10

Party B shall strictly abide by the provisions of this Agreement and other agreements jointly or separately entered into by and among Party B, Party C, and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof.  To the extent that Party B has any remaining rights with respect to the equity interests subject to this Agreement hereunder or under Party B’s Equity Interest Pledge Agreement or under Party B’s Power of Attorney, Party B shall not exercise such rights except in accordance with the written instructions of Party A. And

2.2.11

To the maximum extent permitted by PRC laws, any equity held by Party B in Party C now or in the future shall not belong to the community property or inheritable property of Party B, which shall not be divided or inherited, and Party B shall not bear the liability for debt or guarantee with his equity in Party C. If such equity is divided, transferred or inherited for any reason, the successor or assignee shall sign all documents required by Party A (including but not limited to this Agreement, Equity Interest Pledge Agreement Agreement and Voting Trust Agreement).

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1

They have the power, capacity, and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning each transfer of the Optioned Interests as described thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to enter into Transfer Contracts substantially consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which they are parties constitute or will constitute their legal, valid, and binding obligations, and shall be enforceable against them in accordance with the provisions thereof.

3.2

Party B and Party C have obtained any and all approvals and consents from the relevant government authorities and third parties (if required) for the execution, delivery, and performance of this Agreement.

3.3

The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violations of any applicable PRC laws; (ii) be inconsistent with the articles of association, bylaws, or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them.

3.4

Party B has a good and merchantable title to the equity interests held by Party B in Party C. Except for Party B’s Equity Interest Pledge Agreement, Party B has not placed any security interest on such equity interests.

3.5	Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets.

3.6	Party C does not have any outstanding debts, except for (i) debt incurred within its normal business scope; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.7

If Party C is dissolved or liquidated as required by PRC law, Party C shall sell all its assets to Party A or other eligible entities designated by Party A to the extent permitted by PRC laws and at the lowest price permitted by PRC laws. Party C shall, to the extent permitted by PRC laws, exempt Party A or its designated eligible party from any payment obligation arising therefrom; or the proceeds arising from any such transaction which shall, to the extent permitted by PRC laws, be paid to Party A or its designated eligible party as part of the service fees under the Exclusive Business Cooperation Agreement.

3.8	Party C has complied with all PRC laws and regulations applicable to asset and business acquisitions. And

3.9	There is no pending or threatened litigation, arbitration, or administrative proceedings relating to the equity interests in Party C, assets of Party C, or Party C itself.

4.	Effective Date

This Agreement shall become effective upon execution by the Parties, and remain in effect until all equity interests held by Party B in Party C have been transferred or assigned to Party A and/or any other person designated by Party A in accordance with this Agreement.

5.	Governing Law and Disputes Resolution

5.1	Governing Law

The execution, effectiveness, interpretation, performance, amendment, and termination of this Agreement as well as the settlement of any dispute resolution hereunder shall be governed by the laws officially published and publicly available in China. Matters not covered by laws officially published and publicly available in China shall be governed by international legal principles and practices.

5.2	Methods of Disputes Resolution

In the event of any dispute arising with respect to the construction and performance of this Agreement, the Parties shall first attempt to resolve the dispute through friendly negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party's written request to the other Parties for dispute resolution through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. And the arbitration language is Chines. The arbitration shall be conducted in Shenzhen, and the arbitration award shall be final and binding to all Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses, and fees incurred thereby or levied thereon in accordance with PRC laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

7.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, prepaid postage, commercial courier services, or facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1	Notices given by personal delivery, courier services, registered mail, or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address specified for such notices;

7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

7.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Simo Music (Beijing) Co., Ltd.
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Party B:
Name：	Gu Dejun
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Name：	Yang Qihu
Address:	5th Floor (Gate C7), South District, National Convention Center, No. 7, Tianchen East Road, Chaoyang District, Beijing
Attn:	Legal Management Department-Investment and M&A Legal
Email：	[ ]

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.
Address:	Room 2606, Building 2, Huamao Center, No.79 Jianguo Road, Chaoyang District, Beijing
Attn:	Kang Sihan
Email：	[ ]

7.3	Any Party may at any time change its address for notices by having a notice delivered to the other Parties in accordance with the terms hereof.

8.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information. Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be featured in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels, or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidential obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and that Party shall be held liable for breach of this Agreement.  This Section shall remain in force regardless of the reasons for termination of the Agreement.

9.	Further Warranties

The Parties agree to promptly execute the documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and to take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Breach of Agreement

10.1

Subject to the Section 10.3 hereunder, if Party B or Party C conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and/or require Party B or Party C to compensate all damages; this Section 10 shall not prejudice any other rights of Party A herein.

10.2	Party B or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by the applicable laws.

10.3

Even if there are provisions to the contrary under this Agreement, Party B’s Equity Interest Pledge Agreement or any other transaction document (as defined in Party B’s Equity Interest Pledge Agreement) or any laws, when Party B violates any guarantee, commitment, agreement, statement or condition under this Agreement, Party B’s Equity Interest Pledge Agreement or any other transaction document, the only right for Party A is that Party A may exercise the pledge right over Party C’s equity held by Party B pursuant to Article 8 of Party B’s Equity Interest Pledge Agreement, but Party B shall not be liable for any compensation or other liability to Party A or any other person.

11.	Miscellaneous

11.1	Amendments, changes, and supplements

Any amendments, changes, and supplements to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2	Entire agreement

Except for the amendments, supplements, or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations, and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain, or otherwise affect the meanings of the provisions of this Agreement.

11.4	Language

This Agreement is written in Chinese in four copies, with each Party having one copy with the same legal effect.

11.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal, or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal, or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by the relevant laws and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal, or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.7	Survival

11.7.1	Any obligations that occur or are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2	The provisions of Sections 5, 8, 10 and this Section 11.7 shall survive the termination of this Agreement.

11.8	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall be deemed as a waiver by such Party with respect to any similar breach in other circumstances.

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IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Exclusive Option Agreement as of the date first above written.

Party A:	Simo Music (Beijing) Co., Ltd.

/s/ Seal of Simo Music (Beijing) Co., Ltd.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Exclusive Option Agreement as of the date first above written.

Party B:

By:	/s/ Gu Dejun
Name:	Gu Dejun

By:	/s/ Yang Qihu
Name:	Yang Qihu

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Exclusive Option Agreement as of the date first above written.

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.

/s/ Seal of Lianhe Wenyu (Shenzhen) Co., Ltd.